Exhibit 10.2

Execution Copy

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) is made and entered into as of September 4, 2014 by and between ViSalus, Inc. (“ViSalus”) and Blyth, Inc. (“Blyth”). ViSalus and Blyth are at times hereafter collectively referred to as the “Parties” or individually referred to as a “Party.”
WHEREAS, Blyth, ViSalus and others intend to participate in a recapitalization of ViSalus (the “Recapitalization”) pursuant to that certain Recapitalization Agreement dated as of the date hereof by and among Blyth, ViSalus and others (the “Recapitalization Agreement”) as a result of which, among other things, Blyth’s ownership interest in ViSalus will be reduced to approximately 10% with the effect that ViSalus will no longer be a subsidiary of Blyth; and
WHEREAS, pursuant to and in accordance with the terms of this Agreement, Blyth has agreed to provide ViSalus with certain services as described herein following the Recapitalization.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.
SERVICES PROVIDED
1.Definitions. All capitalized terms used and not otherwise defined herein will have the respective meanings ascribed to such terms in the Recapitalization Agreement.
2.Services. Subject to the terms and conditions of this Agreement, Blyth will provide, or shall cause its Subsidiaries, Affiliates or third-party service providers to provide, to ViSalus those services described on Exhibit A attached hereto (the “Transition Services”), in accordance with the terms and conditions provided herein and on Exhibit A. All of the Transition Services shall be for the sole use and benefit of ViSalus and its Subsidiaries and Affiliates. Blyth shall not be under any obligation under this Agreement to provide services other than the Transition Services. Blyth may in its discretion (but after providing notice to ViSalus) provide the Transition Services either through its own resources or the resources of its Subsidiaries or Affiliates or by contracting with third-party service providers. ViSalus shall not, and shall cause its Subsidiaries and Affiliates not to, resell, license, sublet or transfer any Transition Services.
3.Personnel. Except as provided in this Agreement with respect to a specific Transition Service, or as otherwise required to perform its obligations hereunder, Blyth, in providing the Transition Services, shall not otherwise be obligated to: (i) hire any additional employees or maintain the employment of any specific employee, provided, that upon the departure of any employee who is providing Transition Services to ViSalus, Blyth will provide prior written notice to ViSalus of such employee’s departure and notwithstanding such departure will continue to provide such Transition Services as set forth herein; (ii) purchase, lease, license or otherwise acquire any additional equipment or software; or (iii) pay any costs related to the transfer or conversion of data to any alternate supplier of services similar to the Transition Services.

Article II.
QUALITY OF SERVICES; LIMITATION OF LIABILITY; INDEMNITIES
1.Quality of the Transition Services.
(a)Blyth agrees to perform the Transition Services with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of Blyth prior to the effective time of the Recapitalization or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to Blyth’s Affiliates.
(b)The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third party to allow Blyth to perform or cause to be performed any Transition Service in accordance with the standards set forth in this Section 2.1. Any costs and expenses incurred by either Party in connection with obtaining any such third-party consent that is required to allow Blyth to perform or cause to be performed any Transition Service shall be solely the responsibility of ViSalus; provided, that Blyth will not incur any such costs or expenses without ViSalus’s prior written consent.
(c)Nothing in this Agreement shall require Blyth to perform or cause to be performed any Transition Service to the extent any changes are made to ViSalus’ business that materially increase or materially adversely change Blyth’s burden with respect to the provision of such Transition Service or that make commercially impracticable the provision of such Services.
(d)Any Transition Services requiring the use of Blyth-issued checks or other fund transfers by Blyth on behalf of ViSalus shall be provided only to the extent funded by a ViSalus account or to the extent that ViSalus provides Blyth with immediately available funds prior to Blyth’s issuance of the check or the fund transfer, as the case may be, as provided in Section 4.3 hereof.
2.Obligation to Re-Perform; Specific Performance.
(a)In the event of any breach of this Agreement by Blyth with respect to the provision of any Transition Services (with respect to which Blyth can reasonably be expected to re-perform in a commercially reasonable manner), Blyth shall promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Transition Services at the request of ViSalus and at the sole cost and expense of Blyth. Any request for re-performance in accordance with this Section 2.3(a) by ViSalus must be in writing and specify in reasonable detail the particular error, defect or breach; provided, however, that nothing in this Section 2.2(a) shall require Blyth to perform Transition Services after the termination or expiration of the term of this Agreement.
(b)The provisions of Section 2.2(a) shall, to the maximum extent permitted by applicable law, be the sole and exclusive remedies of ViSalus and its Subsidiaries, Affiliates and representatives for any breach of this Agreement and for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise (“Losses”) under this Agreement; provided, that (i) the foregoing limitation shall not apply in the case of any breach resulting from Blyth’s gross negligence or willful misconduct (except with respect to the provision of legal services by the Blyth Legal Department, which is addressed in clause (ii) hereof) and (ii) with respect solely to the provision of legal services by the Blyth Legal Department, the foregoing limitation shall not apply in the case of any breach resulting from Blyth’s willful misconduct.
(c)Each Party acknowledges that the rights of the other Party to enforce the covenants and agreements made by the other Party in this Agreement are special, unique, and of extraordinary character, and that, in the event a Party violates or fails and refuses to perform any covenant or agreement made by it herein, the other Party will be without adequate remedy at law. Each Party agrees, therefore, that in the event it violates or fails and refuses to perform any covenant or agreement made by it herein, the other Party, so long as such other Party is not in breach hereof, shall be entitled to seek specific performance of such covenant or agreement or seek any other equitable remedy.
3.Indemnification by ViSalus.

(a)Subject to Section 2.5, ViSalus hereby releases Blyth and its Subsidiaries, Affiliates and representatives (each, a “Blyth Indemnified Party”), and ViSalus shall indemnify and hold harmless each such Blyth Indemnified Party, from and against any and all Losses incurred by each Blyth Indemnified Party to the extent that any such Loss results from: (a) the use of any Transition Services by ViSalus or any of its Subsidiaries, Affiliates, representatives or other Persons using such Transition Services; or (b) the sale, delivery, provision or use of any Transition Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), except to the extent that such Losses arise out of, relate to or are a consequence of the applicable Blyth Indemnified Party’s gross negligence or willful misconduct.
(b)The provisions of Section 5.4 of the Recapitalization Agreement shall govern third-party claims for indemnification under this Agreement.
(c)The provisions of Sections 2.3 and 2.5 of this Agreement shall, to the maximum extent permitted by applicable law, be the sole and exclusive remedies of the Blyth Indemnified Parties for any breach of this Agreement and for any Losses under this Agreement.
4.Indemnification by Blyth.
(a)Blyth hereby releases Visalus and its Subsidiaries, Affiliates and representatives (each, a “ViSalus Indemnified Party”), and Blyth shall indemnify and hold harmless each such ViSalus Indemnified Party, from and against any and all Losses incurred by each ViSalus Indemnified Party (i) to the extent that any such Loss results from Blyth’s gross negligence or willful misconduct (except with respect to the provision of legal services by the Blyth Legal Department, which is addressed by clause (ii) hereof) and (ii) with respect solely to the provision of legal services by the Blyth Legal Department, to the extent that any such Loss results from Blyth’s willful misconduct.
(b)The provisions of Section 5.4 of the Recapitalization Agreement shall govern third-party claims for indemnification under this Agreement.
(c)The provisions of Sections 2.4 and 2.5 of this Agreement shall, to the maximum extent permitted by applicable law, be the sole and exclusive remedies of the ViSalus Indemnified Parties for any breach of this Agreement and for any Losses under this Agreement.
5.Limitation of Liability. Notwithstanding any other provision in this Agreement to the contrary, in no event shall either Party be liable to the other Party for any indirect, incidental, special or punitive damages, regardless of whether such liability arises in tort, contract, breach of warranty or otherwise.
6.No Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TRANSITION SERVICES ARE PROVIDED AS-IS, THAT VISALUS ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE TRANSITION SERVICES AND BLYTH, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BLYTH HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSITION SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY TRANSITION SERVICE FOR A PARTICULAR PURPOSE.
Article III.
TERM AND TERMINATION OF THE TRANSITION SERVICES
1.Term. Unless terminated sooner pursuant to Section 3.2, with respect to each of the Transition Services, the term of this Agreement will be for a period commencing as of the date hereof and continuing until the periods for which all applicable Transition Services are to be provided, as set forth on Exhibit A, have expired or been terminated (unless such term or such periods are extended by mutual agreement of the Parties).

2.Termination.
(a)Any of the Transition Services may be terminated by ViSalus, in ViSalus’s sole discretion, at any time during the term of this Agreement by furnishing ten (10) calendar days’ prior written notice to Blyth of ViSalus’ intention to terminate the applicable Transition Service, which such written notice shall specify: (i) the Transition Service(s) being terminated; and (ii) the date on which the applicable Transition Service shall be terminated; provided, however, that ViSalus shall be responsible for the payment of any and all charges and fees owed to Blyth under this Agreement for the relevant Transition Service rendered prior to the effective date of the termination (including the pro-rata portion of any periodic fees).
(b)Either Blyth or ViSalus may immediately terminate this Agreement by written notice to the other Party, without any prior notice upon the occurrence of any of the following events:
(i)The other Party enters into proceedings in bankruptcy or insolvency; makes an assignment for benefit of creditors; files or has filed against it any petition under a bankruptcy law, a corporate reorganization law, or any other law for relief as a debtor (or similar law in purpose or effect); or enters into liquidation or dissolution proceedings;
(ii)Upon a breach by the other Party of its obligations hereunder (other than a failure to pay any amount or fee owed to a Party when due) that remains uncured pursuant to the terms hereof; provided, however, that the breaching Party will have a period of five (5) business days after receipt of notice of the breach from the non-breaching Party in which to initiate actions reasonably designed to cure such breach and such breach shall, in any case, be cured within ten (10) business days following receipt of such notice; or
(iii)In the case of a failure by the other Party to pay any amount or fee owed to a Party when due, if any amount or fee due remains unpaid for a period of more than thirty (30) calendar days following written notice of delinquency.
3.Survival of Certain Obligations. Without prejudice to the survival of other agreements of the Parties, the right of a Party to receive the applicable payments for fees, if any (including the pro-rata portion of any periodic fees), for the Transition Services rendered by it prior to the effective date of the termination or expiration of the relevant Transition Services under this Agreement shall survive the termination or expiration, in whole or in part, of this Agreement. Sections 2.2, 2.3, 2.4 and 2.5 and Article V shall survive the termination or the expiration of this Agreement or a particular Transition Service.
Article IV.
CONSIDERATION
1.Consideration. Except as otherwise provided on Exhibit A, each Transition Service will be provided at a fee that is 6% greater than Blyth’s actual, out-of-pocket expenses in providing the applicable Transition Services, which may include: (i) for each employee performing the Transition Services the salaries, fringe benefits and executive compensation benefits (if applicable) (the “Employee Costs”), based upon the ratio of Blyth’s estimate of the time spent by the employee on behalf of ViSalus divided by the total time spent by the employee multiplied by the Employee Costs; (ii) third-party expenses, including travel and entertainment, consulting fees and printing costs and costs associated with third-party agreements relating to the Transition Services (where applicable, such cost being prorated on an equitable basis for usage by or on behalf of ViSalus in connection with the Transition Services), incurred on behalf of ViSalus by Blyth; and (iii) any incremental costs to the extent associated with any Transition Service for new requirements or costs due to the change in status of the ViSalus from a Subsidiary of Blyth to a company independent of Blyth, and shall reflect the arm’s-length relationship between ViSalus and Blyth. Except as otherwise provided on Exhibit A, within thirty (30) days following the end of each month of the term of this Agreement, Blyth shall provide ViSalus an invoice for all charges during such month, if applicable. ViSalus will make payment within fifteen (15) days after receipt of any invoice. Any amount owing under any invoices for Transition Services that remains unpaid as of such date shall accrue interest at a monthly rate of 1.5%.
2.Taxes. To the extent not included directly in the price charged for Transition Services, the charge for any Transition Service shall be increased by the amount of the following: (a) any applicable sales, use, gross receipts, value added or similar tax that is imposed as a result of, or measured by, any Transition Service rendered hereunder unless covered by an exemption certificate; and (b) any other governmental taxes, duties and/or charges of any kind, excluding any income or franchise taxes imposed on Blyth, which Blyth is required to pay with respect to any Transition Service rendered hereunder.
Article V.
MISCELLANEOUS
1.Confidentiality. From and after the date hereof, no Party shall use, divulge, furnish or make accessible to anyone any proprietary, material non-public and confidential information to the extent relating to the provision of Transition Services to the other Party, except to the extent that disclosure of such information is required by applicable law (in which case the disclosing Party shall (unless such disclosure is required, upon advice of counsel, to be made in connection with a periodic report or registration statement filed with the Securities and Exchange Commission) use commercially reasonable efforts to advise the non-disclosing Party prior to making such disclosure and to provide the non-disclosing Party a reasonable opportunity to review the proposed disclosure).
2.Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by Blyth and ViSalus.
3.Successors and Assignment. Neither this Agreement nor any of the rights, duties, or obligations of any Party hereunder may be assigned or delegated (by operation of law or otherwise) by either Party hereto except with the prior written consent of the other Parties hereto; provided, however, that: (i) either Party may assign all of its rights hereunder to any Affiliate of the assigning Party, provided that no such assignment shall relieve the assigning Party of its obligations hereunder and (ii) either Party (or the assignee pursuant to clause (i)) has a one-time right to assign all of its rights hereunder to any other Person which acquires all or substantially all of the assets used to perform a Transition Service hereunder or all or substantially all of the equity interests in the assigning Party.
4.Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally or by a nationally recognized express delivery service (such as FEDEX) or sent by certified, registered or express mail, postage and/or charges prepaid, to the Parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice, and shall be deemed given (a) one business day after being delivered personally or by a nationally recognized express delivery service, and (b) if mailed, three business days after the date of mailing:
(i) if to Blyth, to
Blyth, Inc.
One East Weaver Street
Greenwich, CT 06830
Attention: Robert B. Goergen, Jr.
cc: Michael S. Novins, Esq.
with a copy (which shall not constitute notice) to:
Finn Dixon & Herling, LLP
177 Broad Street
Stamford, CT 06901
Attention: Erik A. Bergman, Esq.
(ii) if to ViSalus, to
ViSalus, Inc.
340 E Big Beaver Rd

Troy, MI 48083
Attention: Tyler Schuessler, Chief Administrative Officer

with a copy (which shall not constitute notice) to:
Jones Day
222 East 41st Street
New York, New York 10017-6702
Attention: Robert F. Kennedy, Esq.
5.Governing Law; Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(b)The Parties waive their right to jury trial in any dispute relating to this Agreement.
6.Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
7.Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
8.Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto (including by way of electronic transmission), and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.
9.No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective permitted successors and assigns.
10.Reservation of Rights. A Party’s waiver of any of its rights or remedies afforded hereunder or at law is without prejudice and shall not operate to waive any other rights or remedies which that Party shall have available to it, nor shall such waiver operate to waive the Party’s rights to any remedies due to a future breach, whether of a similar or different nature. The failure or delay of a Party in exercising any rights granted to it hereunder shall not constitute a waiver of any such right and that Party may exercise that right at any time. Any single or partial exercise of any particular right by that Party shall not exhaust the same or constitute a waiver of any other right.
11.Force Majeure. Any failure or omission by a Party in the performance of any obligation under this Agreement, shall not be deemed a breach of this Agreement or create any liability, if the same arises primarily from any of the following: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, acts of terrorism, disease, rebellion, insurrection riot, invasion, strike or lockout; provided, however, that such Party shall resume the performance whenever such causes are removed. Notwithstanding the foregoing, if such Party cannot perform under this Agreement for a period of forty-five (45) calendar days due to such cause or causes, the Party that is not prevented from performing its obligations hereunder as a result of the “force majeure” circumstances described above may terminate this Agreement by providing written notice to the other Party, provided that nothing herein shall be construed as precluding either Party from terminating a Transition Service in accordance with the provisions of Section 3.2.

12.Relationship of the Parties. It is expressly understood and agreed that in rendering the Transition Services hereunder, each Party is acting as an independent contractor and that this Agreement does not constitute any Party as an employee, agent or other representative of the other Party for any purpose whatsoever. No Party has the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account any of the other Parties, or to assume or create any obligation or liability of any kind, express or implied, on behalf of any other Party, or to bind any other Party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of any other Party or to bind any other Party in any manner whatsoever (except as to any actions taken by a Party at the express written request and direction of another Party).
13.Conflict. In case of conflict between the terms and conditions of this Agreement and Exhibit A, the terms and conditions of such Exhibit A shall control and govern as it relates to the Service to which those terms and conditions apply. In the event of any conflict between the terms of the Recapitalization Agreement on the one hand, and this Agreement and Exhibit A hereto, on the other hand, the terms of the Recapitalization Agreement shall control and govern.
14.Entire Agreement. This Agreement and the Recapitalization Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof, supersede and are in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no Party shall be liable or bound to the other Party hereto in any manner with respect to such subject matter, including by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in the Recapitalization Agreement. Exhibit A to this Agreement is hereby incorporated and made a part hereof and is an integral part of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Transition Services Agreement as of the day and year first above written.

BLYTH, INC.                        VISALUS, INC.

By: /s/ Michael S. Novins                By: /s/ Todd A. Goergen
Name: Michael S. Novins                Name:     Todd A. Goergen
Title: Vice President and General Counsel        Title: COO

EXHIBIT A TO THE TRANSITION SERVICES AGREEMENT
TRANSITION SERVICES

Service	Provider	End Date
Credit Card Processing	ChasePaymentech	[TBD]
Overnight Delivery	UPS	[TBD]
Benefits: Medical	Anthem BC BS	Policy year-end 2015 (the “Medical End Date”)
Benefits: Dental	Cigna Dental	Medical End Date
Benefits: FSA	Wageworks	Medical End Date
Benefits: 401k	T. Rowe Price	Medical End Date
Benefits: Broker	AonHewitt	Medical End Date
Payroll	Ulti Pro	Medical End Date
Tax Services	Blyth Tax Department	Through filing of 2014 state and federal tax returns
General Insurance: Broker	Willis	Through each policy’s year-end
General Insurance (D&O, CGL, product liability, etc.)	Various	Through policy year-ends
Legal	Blyth Legal Department	60 days after date of Agreement
Credit Cards	American Express	60 days after date of Agreement
Banking Services - Payroll Account	Bank of America	Medical End Date
Travel Administration	DirectTravel	60 days after date of Agreement
Telecom contract	Verizon	[TBD]
Equity management system	Easi	Through the end of 2015
To the extent not set forth above, all other services provided by Blyth to ViSalus as of the date of this Agreement	Various	60 days after date of Agreement